THIS AGREEMENT dated for reference the 21 day of January , 2005

BETWEEN:

ALMADEN MINERALS LTD., a corporation with a place of business at 1103 - 750 West Pender Street,
Vancouver, British Columbia V6C 2T8

(“Almaden”)

AND:

SANTOY RESOURCES LTD., a corporation with a place of business at Suite 1116 - 925 West Georgia Street,
Vancouver, British Columbia V6C 3L2

(“Santoy”)

WHEREAS:

A.
Santoy (as Successor to Troymin Resources Ltd.) is the beneficial holder of a 25% undivided but unrecorded interest in those mineral properties known as Prospector Mountain and more particularly described in Schedule “A” and hereinafter referred to as the “Property Interest”.

NOW THEREFORE in consideration of the sum of ten dollars ($ 10.00) of lawful money of Canada now paid by Almaden to Santoy and other good and valuable consideration ( the receipt whereof is by Santoy hereby acknowledges) Santoy hereby transfers, releases and quit claims to Almaden absolutely all right title and interest in and to the Property Interest
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assignees.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 21 day of January, 2005.

ALMADEN MINERALS LTD.
Per:	“Duane Poliquin”
Authorized Signatory

SANTOY RESOURCES LTD..
Per:	“Ronald Netolitzky)
Authorized Signatory